Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

Multiplayer Online Dragon, Inc.

and

NaturalShrimp Holdings, Inc.,

dated as of November 26, 2014

______________________________________________

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4.8.	Certain Fees	18
4.9.	Litigation; Labor Matters; Compliance with Laws	18
4.10.	Benefit Plans	19
4.11.	Certain Employee Payments	19
4.12.	Tax Returns and Tax Payments	19
4.13.	Material Contract Defaults	20
4.14.	Accounts Receivable	20
4.15.	Properties	20
4.16.	Intellectual Property	20
4.17.	Board Determination	20
4.18.	Required Purchaser Share Issuance Approval	20
4.19.	Full Disclosure	20
ARTICLE 5 CONDUCT OF BUSINESSES PENDING THE CLOSING		21
5.1.	Conduct of Business by the Seller Pending the Closing	21
5.2.	Conduct of Business by the Purchaser Pending the Closing	21
ARTICLE 6 COVENANTS OF PURCHASER OR SELLER		22
6.1.	Disclosure	22
6.2.	Financing	22
6.3.	Purchaser Name Change	23
6.4.	Approval of Seller’s Stockholders	23
6.5.	Audited Financial Statements	23
6.6.	Non-competition; Non-solicitation.	23
6.7.	Confidentiality.	24
6.8.	Name Change; Marks and Rights	24
6.9.	Current Report	24
6.10.	Options	25
6.11.	Liquidation or Dissolution of Seller	25
6.12.	Filing of Form 10-Q	25
ARTICLE 7 COVENANTS OF PURCHASER AND THE SELLER		25
7.1.	Public Announcements	25
7.2.	Director and Officer Appointments	25
7.3.	Transfer Taxes	25
7.4.	Fees and Expenses	25
7.5.	Transfer Restrictions	25
7.6.	Access and Information	26
7.7.	Preparation of Disclosure Statement	27
7.8.	Bulk Sales Laws	27
ARTICLE 8 INDEMNIFICATION		27
8.1.	Indemnification of Purchaser	27
8.2.	Indemnification of the Seller	27
8.3.	Claims Procedure	28
8.4.	Exclusive Remedy	28
ARTICLE 9 CONDITIONS TO CLOSING		28
9.1.	Condition to Obligation of Each Party to Effect the Closing	28
9.2.	Additional Conditions to Obligations of the Purchaser	29
9.3.	Additional Conditions to Obligations of the Seller	30
ARTICLE 10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		31
ARTICLE 11 TERMINATION		31
11.1.	Termination	31
11.2.	Notice of Termination	32
11.3.	Effect of Termination	32

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ARTICLE 12 GENERAL PROVISIONS		32
12.1.	Notices	32
12.2.	Amendment	33
12.3.	Waiver	33
12.4.	Failure or Indulgence Not Waiver; Remedies Cumulative	33
12.5.	Headings	33
12.6.	Specific Performance	33
12.7.	Severability	33
12.8.	Entire Agreement	34
12.9.	Assignment	34
12.10.	Parties In Interest	34
12.11.	Governing Law	34
12.12.	Counterparts	34
12.13.	Attorneys Fees	34
12.14.	Representation	34
12.15.	Drafting	35
12.16.	Interpretation	35

Signatures		37

Exhibit A – Certain Definitions		A-1
Exhibit B – Bill of Sale		B-1
Exhibit C – Assignment and Assumption Agreement		C-1
Exhibit D – Intellectual Property Assignment Agreement		D-1
Exhibit E – General Warranty Deed		E-1
Exhibit F – Stock Power		F-1
Exhibit G – Form of Indemnification Agreement		G-1

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of November 26, 2014, by and between Multiplayer Online Dragon, Inc., a Nevada corporation (the “Purchaser”) and NaturalShrimp Holdings, Inc., a Delaware corporation (the “Seller”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller is the owner of all issued and outstanding shares of capital stock and other equity securities of NaturalShrimp Corporation, a Delaware corporation (“NSC”), and all issued and outstanding shares of capital stock and other equity securities of NaturalShrimp Global, Inc., a Delaware corporation (“Global”);

WHEREAS, the Seller, through NSC and Global, is engaged in the development and commercialization of proprietary technology for shrimp farming in an enclosed, recirculating saltwater system (the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller identified herein, including the shares of NSC and Global (the “Transaction”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to assume certain liabilities and obligations of Seller identified herein; and

WHEREAS, the Purchaser and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1.          Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of any Liens, except for Permitted Liens, all of the Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)          all issued and outstanding shares of capital stock and other equity securities of NSC and Global;

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(b)          all cash and cash equivalents;

(c)          all accounts or notes receivable held by the Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(d)          all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(e)          all Contracts set forth on Schedule 1.1(e) (the “Assigned Contracts”);

(f)          all Intellectual Property owned by the Seller and used in or necessary for the conduct of the Business as currently conducted (the “Intellectual Property Assets”);

(g)          all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(h)          all real property, whether owned or leased;

(i)          all Permits which are held by the Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(j)          all rights to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Actions”) of any nature available to or being pursued by the Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(k)          all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(l)          all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(m)          all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(n)          originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets (“Books and Records”); and

(o)          all goodwill and the going concern value of the Business.

1.2.          Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

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(a)          Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(b)          the assets, properties and rights specifically set forth on Schedule 1.2;

(c)          the rights of the Seller in connection with, and all assets of any Benefit Plans of the Seller;

(d)          the minute books, corporate books and records, and corporate seals of the Seller; and

(e)          the rights which accrue or will accrue to the Seller under this Agreement.

1.3.          Assumed Liabilities. Subject to the terms and conditions set forth herein, the Purchaser shall assume and agree to pay, perform and discharge (a) the Liabilities arising out of or relating to the ownership of the Purchased Assets by the Purchaser after the Closing, in each case to the extent such Liabilities (i) first arise or accrue after the Closing and relate to the period from and after the Closing, (ii) do not arise as a result of any error, omission, breach or default by the Seller or any of its Affiliates prior to or as of the Closing, and (iii) are not included in the Excluded Liabilities or otherwise the responsibility of the Seller pursuant to this Agreement; and (b) the Liabilities of the Seller and its subsidiaries as reflected on Seller’s balance sheet dated as of the Closing Date (the “Closing Date Balance Sheet”) and delivered to Purchaser pursuant to Section 9.2(j) (collectively, the “Assumed Liabilities”), and no other Liabilities. Seller shall deliver an estimated draft of the Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”) to Purchaser within two (2) weeks of the execution of this Agreement.

1.4.          Excluded Liabilities. The Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which it is obligated to pay and satisfy.

1.5.          Closing. Upon the terms and subject to the conditions set forth herein, and unless this Agreement has been terminated pursuant to its terms, the closing of the Transaction (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, located at 1201 K Street, Suite 1100, Sacramento, CA 95814 on the date on or before five (5) days following the date on which the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, the Purchaser and the Seller shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.6.          Closing Deliveries. On the Closing Date, the Seller shall deliver to the Purchaser (i) the Bill of Sale in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by the Seller; (ii) the Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment Agreement”), duly executed by the Seller, (iii) the Intellectual Property Assignment Agreement in the form attached hereto as Exhibit D (the “IP Assignment”), duly executed by the Seller; (iv) a General Warranty Deed in the form attached hereto as Exhibit E (the “Deed”), duly executed and notarized by the Seller; (v) certificates evidencing all of the outstanding shares of capital stock of NSC and all of the outstanding shares of capital stock of Global, duly endorsed in blank for transfer or accompanied by stock powers in the form attached hereto as Exhibit F (the “Stock Power”), duly executed by Seller, together with any required stock transfer stamps attached; and (vi) the other certificates and documents described in Article 9 as conditions to the Closing.

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ARTICLE 2

PURCHASE PRICE

2.1.          Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the acquisition of the Purchased Assets and other valuable consideration, the Purchaser agrees to issue to Seller on the Closing Date the number of shares of Purchaser common stock, par value $0.0001 (“Purchaser Common Stock”) equal to the sum of (a) the number of shares of common stock and preferred stock of the Seller issued and outstanding as set forth in Schedule 3.3, and (b) the number of shares of Seller common stock underlying the outstanding warrants of Seller set forth in Schedule 3.3. The shares of Purchaser Common Stock to be issued pursuant to this Section 2.1 are hereinafter referred to as the “Shares”. The aggregate number of Shares to be issued by the Purchaser pursuant to this Section 2.1 shall be 75,520,240, representing 84% of the issued and outstanding common stock of the Purchaser (assuming the Financing is oversubscribed) immediately following the Closing.

2.2.          Allocation of Purchase Price. The Shares shall be allocated among the Purchased Assets by the parties hereto for all purposes (including Tax and financial accounting) in accordance with the allocations set forth in Schedule 2.2, which shall be agreed to by the parties prior to the Closing Date. Neither the Seller nor the Purchaser shall take any position on any return, declaration, report or information return or statement relating to Taxes inconsistent with any allocation set forth in Schedule 2.2, unless so required by Law. Notwithstanding any other provision of this Agreement, the covenants set forth in this Section 2.2 shall survive the Closing Date indefinitely.

2.3.          Additional Actions. At the Closing and from time to time after the Closing, at the reasonable request of the Purchaser and without further consideration, the Seller shall promptly execute and deliver to the Purchaser such agreements, certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may be reasonably requested by the Purchaser to more effectively sell, convey, assign and transfer to and vest in the Purchaser (or to put the Purchaser in possession of) any of the Purchased Assets.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser, that except as set forth in the Disclosure Schedules which have been provided to the Purchaser prior to the date hereof:

3.1.          Organization, Standing and Corporate Power. Each of the Seller, NSC and Global are duly organized, validly existing and in good standing under the Laws of their respective states of incorporation or organization, and have the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate their properties and carry on the Business as now being conducted. Each of the Seller, NSC and Global is duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of the Business or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

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3.2.          Subsidiaries. Except as set forth in Schedule 3.2, the Seller does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3.          Capital Structure. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of each of the Seller, NSC and Global, and all shares of capital stock reserved for issuance under their respective option and incentive plans is specified on Schedule 3.3. Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of the Seller, NSC or Global are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Seller, NSC and Global are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Seller, NSC or Global having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Seller, NSC or Global are a party or by which they are bound obligating the Seller, NSC or Global to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities or obligating them to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Seller, NSG or Global to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of their respective capital stock. Except as set forth on Schedule 3.3, there are no agreements or arrangements pursuant to which the Seller, NSC or Global are or could be required to register shares of their respective common stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any of their security holders with respect to their respective securities.

3.4.          Corporate Authority; Noncontravention. The Seller has all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Seller and, subject to receipt of the Stockholder Approval, the consummation by the Seller of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and when delivered by the Seller shall constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Seller, NSC or Global, under, (i) the certificate of incorporation, bylaws or other organizational or charter documents of the Seller, NSC or Global, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Seller, NSC or Global, their properties or Assets, or (iii) subject to the governmental filings and other matters referred to in Section 3.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Seller, NSC or Global, their properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Seller, NSC or Global, or could not prevent, hinder or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement.

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3.5.          Required Consents. Except as set forth in Schedule 3.5, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person, is required by or with respect to any of the Seller, NSC or Global in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, except, (i) with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or (ii) any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations hereunder.

3.6.          Financial Statements.

(a)          At Closing, the Purchaser has received a copy of the unaudited consolidated financial statements of the Seller for the fiscal years ended December 31, 2012 and December 31, 2013, and the unaudited financial statements of the Seller for the ten (10) months ended October 31, 2014 (collectively, the “Seller Financial Statements”). The Seller Financial Statements (i) are complete and correct and were prepared from and are in accordance with the books and records of the Seller, (ii) were prepared in accordance with GAAP consistently applied during the period covered thereby (except as my be indicated therein and subject to, in the case of any interim financial statements, the absence of footnotes and normal and recurring year-end adjustments that are not expected to be material in amount or effect), and (iii) fairly present the financial condition of the Seller at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Seller, fixed or contingent, and of whatever nature, as of the dates indicated.

(b)          Since December 31, 2013 (the “Seller Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Seller.

(c)          Except as set forth on Schedule 3.6, since the Seller Balance Sheet Date, the Seller has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective).

3.7.          Undisclosed Liabilities. The Seller has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Seller Financial Statements, incurred in the ordinary course of business after the Seller Balance Sheet Date, or disclosed in Schedule 3.7.

3.8.          Debt; Guarantees. The Seller does not have any Debt except as set forth on Schedule 3.8. For each item of Debt, Schedule 3.8 correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date and the collateral, if any, securing the Debt. The Seller does not have any liability in respect of a Guarantee of any liability of any other Person.

3.9.          Absence of Certain Changes or Events. Except as set forth on Schedule 3.9, since the Seller Balance Sheet Date, the Seller, NSC and Global have conducted the Business only in the ordinary course consistent with past practice, and there is not and has not been any:

(a)          Material Adverse Effect with respect to any of Seller, NSC or Global;

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(b)          condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement;

(c)          creation or other incurrence by the Seller, NSC or Global of any Lien on any asset other than in the ordinary course consistent with past practices;

(d)          labor dispute, other than routine, individual grievances, or, to the Knowledge of the Seller, any activity or proceeding by a labor union or representative thereof to organize any employees of the Seller, NSC or Global or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(e)          damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Seller, NSC or Global;

(f)          other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to any of the Seller, NSC or Global; or

(g)          agreement or commitment to do any of the foregoing.

3.10.         Certain Fees. Except as set forth on Schedule 3.10, no brokerage or finder’s fees or commissions are or will be payable by the Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.11.         Litigation; Labor Matters; Compliance with Laws.

(a)          There is no Action pending or, to the Knowledge of the Seller, threatened against or affecting the Seller, NSC or Global, or that any of them intends to initiate, or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Seller, NSC or Global, or prevent, hinder or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement.

(b)          None of the Seller, NSC or Global is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor are they the subject of any proceeding asserting that they have committed an unfair labor practice or seeking to compel them to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving them pending or, to their Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Seller, NSC or Global.

(c)          The conduct of the Business of the Seller, NSC and Global complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

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3.12.         Benefit Plans.

(a)          Schedule 3.12 contains a true and complete list of all Benefit Plans under which the Seller, NSC or Global currently has an obligation to provide benefits to any current or former employee, officer or director of the Seller, NSC or Global. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

(b)          No compensation under any Benefit Plan or any other payment or arrangement subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional Tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code, and no Person has a right to any gross up or indemnification from any of the Seller with respect to any Benefit Plan, payment or arrangement.

3.13.         Tax Returns and Tax Payments.

(a)          The Seller has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by them (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Seller have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). The unpaid Taxes of the Seller did not, as of the Seller Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Financial Statements (rather than in any notes thereto). Since the Seller Balance Sheet Date, the Seller has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Seller will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Seller.

(b)          No material claim for unpaid Taxes has been made or become a Lien against the property of the Seller or is being asserted against the Seller, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Seller and is currently in effect.

(c)          As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

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3.14.         Environmental Matters. Each of the Seller, NSC and Global is in compliance with all Environmental Laws in all material respects. The Seller, NSC and Global hold all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on any of them, and is in compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. Furthermore, with respect to environmental matters, (a) none of the Seller, NSC and Global have generated, used, transported, treated, stored, released or disposed of, and have not knowingly suffered or permitted any other Person to generate, use, transport, treat, store, release or dispose of any hazardous substance in violation of any laws, (b) there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance by the Seller, NSC or Global in connection with the operation of their business or the use of any property or facility which has created or might reasonably be expected to create any material liability under any laws or which would require reporting to or notification of any Governmental Entity, (c) there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance in connection with the operation of any former property or facility of the Seller, NSC or Global or, to the knowledge of Seller, NSC or Global, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any material liability under any laws or which would require reporting to or notification of any Governmental Entity, (d) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any property or facility of the Seller, NSC or Global, and (e) any hazardous substance handled or dealt with in any way in connection with the Seller, NSC or Global has been and is being handled or dealt with in all respects in material compliance with Environmental Laws. None of the Seller, NSC or Global have (i) received notice that they are a potentially responsible party for a federal or state environmental cleanup site or for corrective action under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq., and the regulations promulgated thereunder (“CERCLA”) or any other applicable Law, (ii) submitted or been required to submit any notice pursuant to Section 103(c) of CERCLA, (iii) received any written request for information in connection with any federal or state environmental cleanup site, or (iv) been required to undertake any prospective or remedial action or clean-up action of any kind at the request of any Governmental Entity, or at the request of any other person relating to any applicable Environmental Law.

3.15.         Material Agreements

(a)          Schedule 3.15 lists the following contracts and other agreements (“Material Agreements”) to which the Seller is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $10,000 (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its assets, tangible or intangible; (iv) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers and managers or any of the Seller’s employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than 30 days’ notice; (vi) any agreement with any current or former officer, director, stockholder or Affiliate of the Seller; (vii) any agreements relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Seller of any operating business or material assets or the capital stock of any other person; (viii) any agreements for the sale of any of the assets of the Seller, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Seller; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); (xi) any agreements involving any obligation on the part of the Seller to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other lawful commercial activity (including in any geographic region) or any such agreement for the Seller’s benefit from any other Person; and (xii) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Seller.

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(b)          The Seller has made available to the Purchaser either an original or a correct and complete copy of each written Material Agreement.  Except as set forth on Schedule 3.15 with respect to each Material Agreement to which the Seller is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of the Seller, as applicable, and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii)(A) the Seller is not in material breach or default thereof, (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; or (C) the Seller has not received any notice or has any knowledge that any other party is, in default in any respect under any Material Agreement; and (iii) the Seller has not repudiated any material provision of the agreement.

3.16.         Accounts Receivable. All of the Accounts Receivable of the Seller represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

3.17.         Properties. Except as set forth on Schedule 3.17, neither the Seller, NSC nor Global currently (i) owns and has never owned any real property and does not have any right, title or interest in and to any real property, or (ii) lease or sublease any real property. The Seller, NSC and Global each has valid land use rights for all real property that is material to their business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by the Seller, NSC or Global or acquired after the date thereof which are, individually or in the aggregate, material to the Business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, claims, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by the Seller, NSC or Global is held by them under valid, subsisting and enforceable leases of which they are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.18.         Intellectual Property.

(a)          As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (i) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (ii) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (iii) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (iv) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (v) Technology.  For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.  Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

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(b)          Schedule 3.18 sets forth a list and description of the Intellectual Property (other than Trade Secrets) required for the Seller, NSC and Global to operate, or used or held for use by them, in the operation of Business, including, but not limited to (i) all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights of the Seller, NSC or Global and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of Intellectual Property, (ii) all Software developed by or for the Seller, NSC or Global, and (iii) any Software not exclusively owned by the Seller, NSC or Global and incorporated, embedded or bundled with any Software listed in clause (ii) above (except for commercially available software and so-called “shrink wrap” software licensed to the Seller, NSC or Global on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000).

(c)          The Seller, NSC or Global, as applicable, is the exclusive owner of or has a valid and enforceable right to use all Intellectual Property listed in Schedule 3.18 (and any other Intellectual Property required to be listed in Schedule 3.18) as the same are used, sold, licensed and otherwise commercially exploited by the Seller, NSC or Global, free and clear of all liens, security interests, encumbrances or any other obligations to others, and no such Intellectual Property has been abandoned.  The Intellectual Property owned by the Seller, NSC or Global and the Intellectual Property licensed to them pursuant to valid and enforceable written license agreements include all of the Intellectual Property necessary and sufficient to enable the Seller, NSC or Global to conduct their business in the manner in which such business is currently being conducted.  The Intellectual Property owned by the Seller, NSC or Global and their respective rights in and to such Intellectual Property are valid and enforceable.

(d)          None of the Seller, NSC or Global has received, and none are aware of, any written or oral notice of any reasonable basis for an allegation against any of the Seller, NSC or Global of any infringement, misappropriation, or violation by them of any rights of any third party with respect to any Intellectual Property, and the Seller, NSC and Global are not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by them.  None of the Seller, NSC or Global has any knowledge (i) of any third-party use of any Intellectual Property owned by or exclusively licensed to the Seller, NSC or Global, (ii) that any third-party has a right to use any such Intellectual Property, or (iii) that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property.

(e)          To the Knowledge of the Seller, none of the Seller, NSC or Global has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third parties, and the Seller is not aware of any infringement, misappropriation or violation of any third party rights which will occur as a result of the continued operation of the Business as presently operated and/or the consummation of the transaction contemplated by this Agreement.

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(f)          The Seller, NSC and Global have each taken adequate security measures to protect the confidentiality and value of their Trade Secrets (and any confidential information owned by a third party to whom the Seller, NSC or Global has a confidentiality obligation).

(g)          The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Seller, NSC or Global to own or use any Intellectual Property owned, used or held for use by them.

(h)          All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property owned by the Seller, NSC or Global and listed (or required to be listed) on Schedule 3.18) have been timely paid and all necessary registrations, documents, certificates and other relevant filings in connection with such Intellectual Property have been timely filed with the relevant governmental authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property and all issuances, registrations and applications therefor.  There are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Intellectual Property within ninety (90) days after the date of this Agreement.

3.19.         Ownership of Assets. Each of the Seller, NSC and Global has sole and exclusive, good and transferrable title to, or, in the case of property held under a lease or other agreement, a sole and exclusive, enforceable leasehold interest in, or right to use, all of their respective assets, whether real or personal and whether tangible or intangible, including, all assets reflected in the Seller Financial Statements or acquired after the Seller Balance Sheet Date. Such assets (i) are adequate and suitable for their present and intended uses, (ii) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (iii) have no defects (whether patent or latent), (iv) have been maintained in accordance with the standards of any manufacturer or any other governmental or regulatory entities, and (v) are in the possession and control of the Seller, NSC or Global. Except as disclosed on Schedule 3.19 (“Permitted Liens”), none of the Assets are subject to any Lien. Schedule 3.19 sets forth a list of all equipment, owned or leased by, in the possession of, or used by the Seller, NSC and Global in connection with their business, specifying (i) whether such equipment is owned or leased, (ii) if owned, any Debt or Liens related thereto, and (iii) if leased, the owner of such equipment, the agreements relating to such equipment and the terms thereof, including payment amounts, the term and renewal rights.

3.20.         Computer Systems. All of the computers, hardware and servers and information technology, data processing and agency management systems, including the software, firmware, networks, interfaces, platforms and related systems owned or used by the Seller, NSC and Global (collectively, the “Seller Systems”): (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity, including the ability to process current and anticipated peak volumes in a timely manner; (ii) have security backups, disaster recovery arrangements, source code escrow arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to any portion of the Business; (iii) are configured and maintained to minimize the effects of viruses; and (iv) in the last eighteen (18) months, have not suffered any failures, breakdowns, continued substandard performance or other adverse events that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of the Seller Systems and/or the conduct of the Business.

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3.21.         Affiliate Transactions. Except for the matters disclosed on Schedule 3.21, neither the Seller, nor any Affiliate of the Seller is, directly or indirectly, or has a direct or indirect interest in, an officer, director, member, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, any of the Seller. Schedule 3.21 sets forth all agreements between the Seller and Affiliates or representatives of the Seller (other than employment contracts in the ordinary course of business). Schedule 3.21 sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from any of the Seller from, to or for the benefit of any Affiliate and/or representative of the Seller, in the case of cash, during the past eighteen (18) months and in the case of all other property or rights, during the past three (3) years, and any existing commitments of the Seller to engage in the future in any such transactions with any Affiliates and/or representatives of the Seller. Each agreement between the Seller, on the one hand, and any Affiliate and/or representative of the Seller, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate and/or representative than what any third-party negotiating on an arms-length basis would expect.

3.22.         Insurance. Schedule 3.22 sets forth a true, correct and complete list of all insurance policies by which the Seller, NSC and Global or any of their respective assets, employees, officers, managers or directors or the Business have been insured (including fire, theft, property, casualty, comprehensive, general liability, worker’s compensation, business interruption, environmental, product liability, automobile, vehicle and equipment insurance policies), or otherwise the beneficiary of coverage of, for the past three (3) years (the “Liability Policies”), and includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer, amount of any deductibles, and expiration date. The Seller has made available to Purchaser, true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 3.22 describes any self-insurance arrangements affecting the Seller, NSC or Global. Each of the Seller, NSC or Global has since inception, maintained in full force and effect with financially sound and reputable insurers insurance with respect to its Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable agreements. Except as disclosed on Schedule 3.22, no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights in writing or, to the Seller’s knowledge, orally with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided any notice of cancellation or any other indication and the Seller has no reason to believe that any insurer plans to cancel any Liability Policy or raise the premiums or alter the coverage under any Liability Policy. All premiums due and payable under all Liability Policies of the Seller, NSC and Global have been paid and none of them are liable for any retroactive premium or similar adjustment. Schedule 3.22 identifies all claims asserted by the Seller, NSC or Global pursuant to any Liability Policy since January 1, 2011, and describes the nature and status of each claim.

3.23.         Quality and Safety of Food Products.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Seller, NSC and Global are, and have been, in compliance with all applicable regulations, guidance, labeling and other requirements of the United States Department of Agriculture (“USDA”), the United States Food & Drug Administration (“FDA”), and each similar or equivalent state or non-U.S. Governmental Entity having jurisdiction over the business, operations and products of the Seller (collectively, the “Food Authorities”), and (ii) the operations and products of the Seller, NSC and Global are, and have been, in compliance with all applicable Laws governing breeding of animals, and equivalent state and foreign Laws, and all products of the Seller, NSC and Global have been prepared, packed, held, shipped, and otherwise kept in compliance with applicable food safety and health Laws, labeled as to country of origin, and comply with all requirements related to statements of identity.

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(b)          None of (i) the Seller, NSC or Global, any products produced by them, or the facilities in which the such products are manufactured, processed, packaged or held or (ii) to the Knowledge of the Seller, with respect to such products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute such products, has received or is subject to, or since January 1, 2011 has been subject to, (i) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from any Governmental Entity, including the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from any Governmental Entity, including the USDA, or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any of the Food Authorities, except for those to which the Seller, NSC or Global responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.24.         Board Recommendation. The Board of Directors of the Seller has duly adopted resolutions (a) approving and deeming expedient and for the best interests of the Seller, the Transaction and this Agreement and (b) recommending to the stockholders of the Seller that they approve the Transaction and this Agreement (the “Seller Recommendation”).

3.25.         Representations Regarding the Shares.

(a)          The Seller understands and acknowledges that the offer, sale and issuance of the Shares pursuant to Section 2.1 will not be registered under the Securities Act on the grounds that the offer, sale and issuance of the Shares are exempt from registration pursuant to Section 4(a)(2) and/or Section 3(b) of the Securities Act, and that the Purchaser’s reliance upon such exemption is predicated in part upon the Seller’s representations in this Section 3.25. The Seller acknowledges that it must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Securities Act and therefore cannot and will not be sold unless it is subsequently registered under the Securities Act or an exemption from such registration is available. The Seller acknowledges that the Purchaser has made no representations, warranties or covenants whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Securities Act will become available. The Seller further acknowledges that transfer of the Shares has not been registered or qualified under any applicable state law regulating securities and therefore the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available. The Seller acknowledges that the Purchaser has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

(b)         The Seller acknowledges that it has had access to the documents filed by the Purchaser under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”). The Seller further acknowledges that the Purchaser has made available to it the opportunity to ask questions of and receive answers from the Purchaser’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of the Purchaser, and the Seller has received to its satisfaction, such information about the business and financial condition of the Purchaser and the terms and conditions of this Agreement as it has requested. The Seller has carefully considered the potential risks relating to the Purchaser and investing in the Shares, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Seller’s entire investment. Among others, the Seller has carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which are incorporated herein by reference.

(c)          The Seller is acquiring the Shares for its own account, and not directly or indirectly for the account of any other Person. The Seller is acquiring the Shares for investment and not with a view to distribution or resale thereof except in compliance with the Securities Act and any applicable state law regulating securities.

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(d)          The Seller represents and warrants to, and covenants with, the Purchaser that the Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and the Seller is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in securities presenting an investment decision like that involved in the Transaction, including investments in securities issued by the Purchaser and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to acquire the Shares.

(e)          The Seller further represents and warrants that the Seller has such business or financial expertise as to be able to protect the Seller’s own interests in connection with an investment in the Shares. The Seller further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of such investment. The Seller also represents that it has not been organized for the purpose of acquiring the Shares.

3.26.         Licenses. The Seller, NSC and Global possess from all appropriate Governmental Entities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Seller, NSC and Global to engage in the Business, all of which are in full force and effect.

3.27.         Questionable Payments. Neither the Seller, NSC nor Global, nor any director, officer or, to the best Knowledge of the Seller, agent, employee or other Person associated with or acting on behalf of the Seller, NSC or Global, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.28.         Full Disclosure. All of the representations and warranties made by the Seller in this Agreement, including the Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Seller at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Seller pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to the Purchaser or its representatives by or on behalf of any of the Seller or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that, except as set forth in the Disclosure Schedules:

4.1.          Organization, Standing and Corporate Power. The Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Purchaser. Shares of Purchaser Common Stock trade on the OTC Pink marketplace, operated by OTC Markets Group, Inc., under the symbol “MYDR.”

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4.2.          Subsidiaries. The Purchaser does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3.          Capital Structure of Purchaser. Immediately prior to the issuance of the Shares at Closing, the authorized capital stock of the Purchaser will consist of 300,000,000 shares of Purchaser Common Stock, of which no more than approximately 11,485,714 shares of Purchaser Common Stock will be issued and outstanding (assuming that the maximum amount of shares are issued in connection with the Financing, and subject to an increase of up to 2,857,143 shares if the Financing is oversubscribed), 200,000,000 shares of Purchaser Preferred Stock, $0.0001 par value, of which no shares will be issued and outstanding, and no shares of Purchaser Common Stock or Purchaser Preferred Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of the Purchaser are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Purchaser Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Purchaser or obligating the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Purchaser or obligating the Purchaser to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Purchaser or any of its subsidiaries. There are no agreements or arrangements pursuant to which the Purchaser is or could be required to register shares of Purchaser Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Purchaser with respect to securities of the Purchaser.

4.4.          Corporate Authority; Noncontravention. The Purchaser has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and when delivered by the Purchaser, shall constitute a valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Purchaser under, (a) the articles of incorporation, bylaws, or other charter documents of the Purchaser, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Purchaser, each of its properties or Assets, or (c) subject to the governmental filings and other matters referred to in Section 4.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Purchaser, each of its properties or Assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Purchaser or could not prevent, hinder or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

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4.5.          Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by Purchaser, or the consummation by Purchaser of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or the Exchange Act.

4.6.          SEC Documents; Undisclosed Liabilities; Financial Statements.

(a)          The Purchaser has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and the Purchaser has delivered or made available to the Seller all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”). Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Seller prior to the date of this Agreement), none of the Purchaser SEC Documents (including any and all consolidated financial statements included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Purchaser included in such Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by the Purchaser’s independent accountants).

(b)          Except as disclosed in the Purchaser SEC Documents filed prior to the date hereof or as set forth in this Agreement, since December 31, 2013 (the “Purchaser Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Purchaser.

(c)          The Purchaser has no known liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Purchaser SEC Documents filed prior to the date hereof or incurred in the ordinary course of business since the Purchaser Balance Sheet Date.

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4.7.          Absence of Certain Changes. Except as disclosed in the Purchaser SEC Documents filed prior to the date hereof or as set forth on Schedule 4.7, since the Purchaser Balance Sheet Date, the Purchaser has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a)          condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement;

(b)          incurrence, assumption or guarantee by the Purchaser of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(c)          creation or other incurrence by the Purchaser of any Lien on any asset other than in the ordinary course consistent with past practices;

(d)          labor dispute, other than routine, individual grievances, or, to the Knowledge of the Purchaser, any activity or proceeding by a labor union or representative thereof to organize any employees of the Purchaser or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(e)          payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(f)          material write-offs or write-downs of any Assets of the Purchaser;

(g)          damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Purchaser;

(h)          issuance, sale or other disposition of, or agreement to issue, sell or otherwise dispose of, any capital stock or any other security of the Purchaser, or grant or agreement to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Purchaser;

(i)          other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to the Purchaser; or

(j)          agreement or commitment to do any of the foregoing.

4.8.          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9.          Litigation; Labor Matters; Compliance with Laws.

(a)          There are no Actions pending or, to the Knowledge of the Purchaser, threatened against or affecting Purchaser or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or prevent, hinder or materially delay the ability of the Purchaser to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Purchaser having, or which, insofar as reasonably could be foreseen by Purchaser, in the future could have, any such effect.

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(b)          The Purchaser is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to the Purchaser.

(c)          The conduct of the business of the Purchaser complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

4.10.         Benefit Plans. The Purchaser is not a party to any Benefit Plan under which the Purchaser currently has an obligation to provide benefits to any current or former employee, officer or director of Purchaser.

4.11.         Certain Employee Payments. The Purchaser is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Purchaser of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.12.         Tax Returns and Tax Payments.

(a)          The Purchaser has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Purchaser have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). The Purchaser is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to the Purchaser by a taxing authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Purchaser did not, as of the Purchaser Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the Purchaser Balance Sheet Date, neither the Purchaser nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Purchaser will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Purchaser.

(b)          No material claim for unpaid Taxes has been made or become a Lien against the property of the Purchaser or is being asserted against the Purchaser, no audit of any Tax Return of the Purchaser is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Purchaser and is currently in effect. The Purchaser has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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4.13.         Material Contract Defaults. The Purchaser is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Purchaser Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default. For purposes of this Agreement, a “Purchaser Material Contract” means any Contract that is effective as of the Closing Date to which the Purchaser is a party (a) with expected receipts or expenditures in excess of $10,000, (b) requiring the Purchaser to indemnify any person, (c) granting exclusive rights to any party, or (d) evidencing indebtedness for borrowed or loaned money in excess of $10,000, including guarantees of such indebtedness.

4.14.         Accounts Receivable. All of the accounts receivable of the Purchaser that are reflected in the Purchaser SEC Documents or the accounting records of the Purchaser as of the Closing (collectively, the “Purchaser Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Purchaser Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

4.15.         Properties. The Purchaser has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by the Purchaser or acquired after the date thereof which are, individually or in the aggregate, material to the Purchaser’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, claims, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by the Purchaser are held by them under valid, subsisting and enforceable leases of which the Purchaser is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.16.         Intellectual Property. The Purchaser owns or has valid rights to use the Intellectual Property and Software that are necessary for the conduct of its business as now being conducted. All of Purchaser’s licenses to use Software are current and have been paid for the appropriate number of users. To the Knowledge of the Purchaser, none of Purchaser’s Intellectual Property or Purchaser’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Purchaser or each of its successors.

4.17.         Board Determination. The Board of Directors of the Purchaser has unanimously determined that the terms of the Transaction are fair to and in the best interests of Purchaser and each of its stockholders.

4.18.         Required Purchaser Share Issuance Approval. The Purchaser represents that the issuance of the Shares will be in compliance with the NRS and the Articles of Incorporation and Bylaws of the Purchaser.

4.19.         Full Disclosure. All of the representations and warranties made by the Purchaser in this Agreement, including the Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Purchaser at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Purchaser pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, delivered to the Seller or its representatives by or on behalf of any of the Purchaser or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

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ARTICLE 5

CONDUCT OF BUSINESSES PENDING THE CLOSING

5.1.          Conduct of Business by the Seller Pending the Closing. Prior to the Closing Date, unless the Purchaser shall otherwise agree in writing or as otherwise contemplated by this Agreement or the other agreements contemplated hereby:

(a)          the Business shall be conducted only in the ordinary course;

(b)          neither the Seller, NSC nor Global shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of their capital stock; (ii) amend their certificates of incorporation or bylaws except to effectuate the transactions contemplated herein; or (iii) split, combine or reclassify the outstanding shares or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)          neither the Seller, NSC nor Global shall (i) issue or agree to issue any additional shares, or options, warrants or rights of any kind to acquire any shares, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)          the Seller shall, and shall cause NSC and Global to use their best efforts to preserve intact their business organization, to keep available the service of their present officers and key employees, and to preserve the good will of those having business relationships with them; and

(e)          neither the Seller nor NSC or Global will, or authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). The Seller will promptly advise the Purchaser orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Seller or for the acquisition of a substantial equity interest in them or any material assets of them other than as contemplated by this Agreement. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

5.2.          Conduct of Business by the Purchaser Pending the Closing. Prior to the Closing Date, unless the Seller shall otherwise agree in writing or as otherwise contemplated by this Agreement or the other agreements contemplated hereby:

(a)          the business of the Purchaser shall be conducted only in the ordinary course; provided, however, that the Purchaser shall take the steps necessary to have discontinued its existing business without liability to the Purchaser immediately following the Closing Date;

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(b)          the Purchaser shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or by-laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)          the Purchaser shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock, except in connection with the Financing; (ii) acquire or dispose of any assets other than in the ordinary course of business; (iii) incur additional indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d)          the Purchaser will not, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). The Purchaser will promptly advise the Seller orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Purchaser or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. The Purchaser will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(e)          the Purchaser will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees.

ARTICLE 6

COVENANTS OF PURCHASER OR SELLER

6.1.          Disclosure. Concurrently with the execution of this Agreement, the Seller shall deliver to the Purchaser all schedules and exhibits to be attached hereto. Such schedules and exhibits, and all updates thereto shall be prepared in good faith and contain accurate, true, correct and complete information. From the date of execution of this Agreement through the Closing, the Seller will promptly notify the Purchaser if the Seller becomes aware of any fact, circumstance or condition that causes or constitutes a breach of any of the Seller’s representations or warranties (with each such fact, circumstance or condition, an “Update”).

6.2.          Financing. Prior to the Closing Date, the Purchaser shall use its commercially reasonable efforts to conduct a private placement offering (the “Financing”) of shares of Purchaser Common Stock, for a total amount of $1,500,000 (subject to increase to $2,500,000 if the offering is oversubscribed) in connection with the transactions contemplated by this Agreement. After the Closing Date, the Purchaser shall its commercially reasonable efforts to conduct a subsequent financing to raise an additional $4,000,000.

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6.3.          Purchaser Name Change. Prior to the Closing Date, the Purchaser shall have taken all required legal actions to change its corporate name to a name to be agreed upon by the Purchaser and the Seller. The parties acknowledge and agree that the Purchaser has authorization for such name change, and to the extent the Seller holds any rights in or to such name the Seller hereby grants to the Purchaser a non-exclusive right to use such name, including without limitation any trade name, service name, service mark or trade dress rights of the Seller therein or thereto.

6.4.          Approval of Seller’s Stockholders. The Seller, promptly after the date hereof, shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to obtain the Stockholder Approval as soon as practicable. Subject to Section 7.7, the Seller shall use its efforts to solicit the Stockholder Approval and shall take all other reasonable action necessary or advisable to secure the Stockholder Approval.

6.5.          Audited Financial Statements. The Purchaser shall have received from the Seller the Seller Financial Statements, the audited consolidated financial statements of the Seller for the fiscal years ended December 31, 2013 and 2012 and pro forma financial statements, within seventy-one (71) days of the Closing Date, in form and content required to be included in an amendment to the 8-K Report.

6.6.          Non-competition; Non-solicitation.

(a)          For a period of five (5) years following the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business that is competitive with the Business (a “Competitive Business”); (ii) have an interest in any Person that engages directly or indirectly in a Competitive Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by the Purchaser or an Affiliate of Purchaser or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 6.6(b) shall prevent the Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Purchaser or its Affiliates, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)          The Seller acknowledges that a breach or threatened breach of this Section 6.6 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(d)          The Seller acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)          The Purchaser and the Seller agree that in the event that the Purchaser and its Affiliates permanently cease to engage in the Business, the restrictions contained in this Section 6.6 shall become null and void.

6.7.          Confidentiality. From and after the date of this Agreement, the Seller shall not, and shall cause its Affiliates not to, disclose, divulge, furnish or make accessible to any Person, any confidential or proprietary information regarding the Business including the sales, profits, markets, products, retailers, key personnel, pricing policies, operation methods, technical processes, designs, business affairs and methods, trade secrets and any other information not readily available to the public (collectively, the “Confidential Information”). The Seller agrees to keep, and cause its Affiliates to keep, in strict confidence and not directly or indirectly disclose, divulge, furnish, make accessible or use any of the Confidential Information. The obligations of the Seller under this Section 6.8 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality that the Seller may have to the Purchaser hereunder or otherwise.

6.8.          Name Change; Marks and Rights.

(a)          The Seller shall promptly after the Closing, and in no event later than thirty (30) days after the Closing Date, change its, and cause its Affiliates to change their respective, corporate, company, fictitious business and trading names, to the extent that any of such names contains, or is similar in sound or appearance to, “NATURALSHRIMP” or any trademark, trade name, trade dress, brand mark, brand name, service mark or copyright of the Business (the “Marks and Rights”) or a variation thereof, to names satisfactory to the Purchaser, it being understood that the Purchaser will not unreasonably withhold approval of any new name provided that such name neither contains, nor is similar in sound or appearance to, any of the Marks and Rights or a variation thereof;

(b)          The Seller will, and will cause its Affiliates to, take no action that might have the effect of reflecting adversely on or diminishing the value of any of the Marks and Rights. The Seller will not, and will cause its Affiliates not to, hold itself or themselves out as licensees of the Purchaser or any of its Affiliates; and

(c)          Except with the express written consent of the Purchaser, the Seller will not, and will cause its Affiliates not to, from and after the Closing Date, directly or indirectly, (i) refer to any prior association with the development, manufacture, marketing or sales of any of the products or services of the Business, (ii) refer to any prior association with any of the Marks and Rights, or (iii) make use of the goodwill or public recognition of such products, services or the Marks and Rights.

6.9.          Current Report. The Purchaser shall file a Current Report on Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Transaction (the “8-K Report”).

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6.10.         Options. Immediately prior to the Closing Date, the Seller shall terminate its 2006 Stock Incentive Plan and cause the cancellation of any existing options to purchase shares of the Seller’s Common Stock (the “Seller Options”) as of the Closing Date. After the Closing Date, the Purchaser shall adopt an option plan and issue options to purchase shares of Purchaser Common Stock to the prior holders of the Seller Options.

6.11.         Liquidation or Dissolution of Seller. Neither the Seller nor any of its Affiliates shall take any action to liquidate or dissolve the Seller or with respect to distribution of the Shares to the Seller Stockholders during the one-year period following the Closing Date.

6.12.         Filing of Form 10-Q. The Purchaser acknowledges that its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, has been filed with the SEC.

ARTICLE 7

COVENANTS OF PURCHASER AND THE SELLER

7.1.          Public Announcements. No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.2.          Director and Officer Appointments. As of the Closing Date, the Purchaser and the Seller shall have taken all action necessary to cause (i) the persons set forth on Schedule 6.1 to be appointed the directors and officers of the Purchaser, NSC and Global, and (ii) the current sole executive officer of the Purchaser on Schedule 6.1 to resign.

7.3.          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary).

7.4.          Fees and Expenses. Each party shall be responsible for its own legal, accounting and other expenses incurred by such party in connection with the transactions contemplated by this Agreement.

7.5.          Transfer Restrictions.

(a)          The Seller acknowledges that the Shares constituting the consideration for the Purchased Assets are not registered under the Securities Act, or any foreign or state securities Laws. The Seller agrees that the Shares will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of the Purchaser’s counsel. The Seller understands that the Shares can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Seller understands that to Transfer the Shares may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

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(b)          To enable the Purchaser to enforce the transfer restrictions contained in Section 7.4(a), the Seller hereby consents to the placing of legends on, and stop-transfer orders with the transfer agent of the Purchaser with respect to the Shares, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY AND ITS COUNSEL.”

7.6.          Access and Information. The Seller and the Purchaser shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information and shall use such information only to effect the transactions contemplated hereby and as otherwise expressly permitted herein (other than such information that (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than the other party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information and bound by confidentiality and non-use obligations no less restrictive than those set forth herein), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request or applicable laws or rules of the SEC; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

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7.7.          Preparation of Disclosure Statement. As soon as practicable after the execution of this Agreement, the Seller shall prepare, with the cooperation of the Purchaser, a disclosure statement (the “Disclosure Statement”) for the solicitation of Stockholder Approval, which Disclosure Statement shall contain the Seller Recommendation. The Purchaser shall provide such information about the Purchaser as the Seller shall reasonably request in connection with the preparation of the Disclosure Statement. The information supplied by the Seller for inclusion in the Disclosure Statement to be sent to the Stockholders of the Seller shall not, on the date the solicitation is first mailed to the Stockholders of the Seller or at the Closing Date, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by the Purchaser that is contained in any of the foregoing documents. The information supplied by the Purchaser for inclusion in the Disclosure Statement shall not, on the date the solicitation is first mailed to the Stockholders of the Seller or at the Closing Date, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by the Seller that is contained in any of the foregoing documents.

7.8.          Bulk Sales Laws. Each party hereby waives compliance with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws of any Governmental Entity in connection with the consummation of the Transaction.

ARTICLE 8

INDEMNIFICATION

8.1.          Indemnification of Purchaser. Subject to the limitations contained in this Article 8, the Seller shall defend, indemnify and hold harmless the Purchaser and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Seller in this Agreement, or (ii) the breach of any covenant or agreement made by the Seller in this Agreement.

8.2.          Indemnification of the Seller. The Purchaser shall defend, indemnify and hold harmless the Seller and its officers, directors, stockholders, employees and agents from and against any and all Claims and Liabilities with respect to or arising from (a) breach of any warranty or any inaccuracy of any representation made by the Purchaser, or (b) breach of any covenant or agreement made by the Purchaser in this Agreement.

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8.3.          Claims Procedure. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

8.4.          Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit. The parties’ obligations under this Article 8 shall terminate upon the Closing Date (except for covenants that by their terms survive for a longer period).

ARTICLE 9

CONDITIONS TO CLOSING

9.1.          Condition to Obligation of Each Party to Effect the Closing. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a)          No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b)          Seller’s Stockholder Approval. This Agreement and the Transaction shall have been approved and adopted by the requisite vote of the Seller Stockholders in accordance with Seller’s certificate of incorporation, bylaws, the DGCL and any agreements by or among the Seller Stockholders.

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(c)          Officers and Directors. The Purchaser and the Seller shall deliver to each other evidence of the resignation or removal of the sole existing officer of Purchaser (including a letter of resignation from such officer), and the election or appointment of the directors and officers set forth in Schedule 6.1, in each case, effective upon the Closing Date. The Purchaser shall have delivered to each new director an executed indemnification agreement in substantially the form attached hereto as Exhibit F.

9.2.          Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a)          Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Purchaser shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Seller.

(b)          Agreements and Covenants. The Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Seller.

(c)          Certificate of Secretary. The Seller shall have delivered to Purchaser a certificate executed by the Secretary of the Seller certifying: (i) the resolutions duly adopted by the Board of Directors of the Seller approving this Agreement and the Transaction; (ii) resolutions reflecting the Stockholder Approval, and certain other matters in connection with the Transaction; (iii) the certificate of incorporation and bylaws of the Seller as in effect immediately prior to the Closing Date, including all amendments thereto; and (iv) the incumbency of the officers of the Seller executing this Agreement and all agreements and documents contemplated hereby.

(d)          Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Seller, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on any of the Seller.

(e)          Absence of Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to any of the Seller, NSC or Global.

(f)          Bill of Sale. The Seller shall have executed and delivered to the Purchaser the Bill of Sale, and the Bill of Sale shall be in full force and effect.

(g)          Assignment and Assumption Agreement. The Seller shall have executed and delivered to the Purchaser the Assignment Agreement, and the Assignment Agreement shall be in full force and effect.

(h)          Intellectual Property Assignment Agreement. The Seller shall have executed and delivered to the Purchaser the IP Assignment, and the IP Assignment shall be in full force and effect.

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(i)          Independent Valuation. The Seller shall have obtained a valuation of the Purchased Assets from an independent third party valuation firm acceptable to the Purchaser.

(j)          Closing Date Balance Sheet. The Seller shall have delivered to Purchaser the Closing Date Balance Sheet, which (i) shall be certified as true and accurate by the Chief Financial Officer of the Seller as of the Closing Date, and (ii) shall not reflect liabilities of the Seller greater than the liabilities reflected in the Estimated Closing Date Balance Sheet, unless approved by the Purchaser.

(k)          Forbearance Agreement. Prior to the Closing Date, the Purchaser shall have entered into a forbearance agreement, in form and substance satisfactory to the Purchaser, with Baptist Community Services, a Texas non-profit corporation, in connection with (i) the Business Loan Agreement, dated September 13, 2005, by and among the Seller, Amarillo National Bank, NSC, NaturalShrimp International, Inc., NaturalShrimp San Antonio, L.P., Shirley Williams, Gerald Easterling, Mary Ann Untermeyer, and High Plain Christian Ministries Foundation, as amended, modified and assigned, and (ii) the Secured Promissory Note, dated September 13, 2005, issued by the Seller to Amarillo National Bank in the original principal amount of $1,500,000, as amended, modified and assigned.

(l)          Warranty Deed. The Seller shall have delivered the Deed to the Purchaser, duly executed and notarized by Seller and transferring title to the real property identified on Schedule 3.17 to the Purchaser, and such Deed shall be in full force and effect and submitted for recording in the records of the county in which such real property is situated, at the sole expense of the Purchaser.

(m)          Stock Powers.         The Seller shall have (i) executed and delivered to the Purchaser Stock Powers, together with any required stock transfer stamps, with respect to all of the issued and outstanding shares of capital stock of NSC and Global, and (ii) provided evidence of the transfer of all of the issued and outstanding shares of capital stock of NSC and Global to the Purchaser on the stock ledgers of NCS and Global in accordance with Delaware law.

9.3.          Additional Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a)          Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered to the Seller pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Seller shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Purchaser.

(b)          Agreements and Covenants. The Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Seller shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Purchaser.

(c)          Certificate of Secretary. The Purchaser shall have delivered to the Seller a certificate executed by the Secretary of the Purchaser certifying: (i) the resolutions duly adopted by the Board of Directors of the Purchaser authorizing this Agreement and the Transaction; (ii) the articles of incorporation and bylaws of the Purchaser as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of the Purchaser executing this Agreement and all agreements and documents contemplated hereby.

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(d)          Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Purchaser for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Purchaser, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

(e)          Post-Closing Capitalization. On or prior to the Closing Date, Dragon Acquisitions LLC shall have cancelled 2,500,000 shares of the Purchaser’s Common Stock held by it. As of the Closing Date and (i) after giving effect to the transactions contemplated by this Agreement, (ii) after giving effect to a one-for-ten reverse split of the outstanding shares of Purchaser’s Common Stock, (iii) assuming the maximum amount of shares are issued in connection with the Financing (not including up to 2,857,143 shares if the Financing is oversubscribed), and (iv) after cancellation of 2,500,000 shares of the Purchaser’s Common Stock held by Dragon Acquisitions LLC, the authorized capital stock of the Purchaser shall consist of 300,000,000 shares of Purchaser Common Stock, of which 87,005,954 shares shall be issued and outstanding (subject to increase of up to 2,857,143 shares if the Financing is oversubscribed), and 200,000,000 shares of Purchaser Preferred Stock, none of which shall be issued and outstanding.

(f)          Private Placement.   As of the Closing Date, the Purchaser shall have received gross proceeds of at least $1,500,000 pursuant to the Financing.

(g)          Delivery of Shares. The Purchaser shall have delivered to the Seller a certificate representing the Shares.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

ARTICLE 11

TERMINATION

11.1.          Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Transaction by the Seller Stockholders:

(a)          by mutual written agreement of the Seller and the Purchaser duly authorized by the Boards of Directors of the Seller and the Purchaser;

(b)          by either the Seller or the Purchaser, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the Transaction;

(c)          by either party, if the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote;

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(d)         by either party, if all the conditions to the obligations of such party for Closing the Transaction shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party;

(e)         by either party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Transaction shall have been issued and shall have become final and nonappealable;

As used herein, the “Final Date” shall mean December 31, 2014.

11.2.       Notice of Termination. Any termination of this Agreement under Section 11.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other party hereto specifying with reasonable particularity the reason for such termination.

11.3.       Effect of Termination. In the case of any termination of this Agreement as provided in this Section 11, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1.       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying not later than two (2) day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten (10) days advance written notice to the other parties hereto):

(a)          If to Purchaser:

Multiplayer Online Dragon, Inc.

9477 Greenback Lane, Suite 524A

Folsom, CA 95630

Attn: William Delgado, President

Ph: (646) 653-1910

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

1201 K Street, Suite 1100

Sacramento, California 95814

Attn: Mark C. Lee and Michelle Rowe Hallsten
Ph: (916) 442-1111

Fax: (916) 448-1709

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(b)          If to the Seller:

NaturalShrimp Holdings, Inc.
P.O. Box 760669

San Antonio, Texas 78245-0669

Attn: Bill G. Williams, Chief Executive Officer

Ph: (888) 791-9474

With a copy to (which shall not constitute notice):

Exemplar Law, LLC

4500 Westgrove Dr.

Suite 217

Addison, TX 75001

Attn: Jared P. Febbroriello

Ph: (617) 542-7400

Fax: (866) 364-6187

12.2.        Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the Transaction has been obtained; provided, that after any such approval by the Seller Stockholders, there shall be made no amendment that pursuant to the DGCL requires further approval by the Seller Stockholders without the further approval of such stockholders.

12.3.       Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.4.       Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.5.       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6.       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

12.7.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

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12.8.          Entire Agreement. This Agreement (including the Disclosure Schedules together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

12.9.          Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

12.10.         Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

12.11.         Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts that are executed and performed in Delaware, without regard to the principles of conflicts of Law thereof.

12.12.         Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.13.         Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.14.         Representation. Each party acknowledges, agrees, and represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has read this Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal effect of this Agreement; (d) has authority to enter into and sign this Agreement; and (e) enters into and signs the same by its own free will.

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12.15.         Drafting. The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

12.16.         Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Purchaser, on the one hand, and the Seller, on the other hand, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedules.

[Remainder of page intentionally left blank; Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MULTIPLAYER ONLINE DRAGON, INC., a Nevada corporation

By:
Name: William Delgado
Title: President

NATURALSHRIMP HOLDINGS, INC., a Delaware corporation

By:
Name: Bill G. Williams
Title: Chief Executive Officer

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EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“Accounts Receivable” shall have the meaning as set forth in Section 3.14 of this Agreement.

“Acquisition Proposal” shall have the meaning as set forth in Section 5.1(e) of this Agreement.

“Actions” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning as set forth in the Preamble.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Assigned Contracts” shall have the meaning as set forth in the Section 1.1 of this Agreement.

“Assignment and Assumption Agreement” shall have the meaning as set forth in the Section 1.6 of this Agreement.

“Assumed Liabilities” shall have the meaning as set forth in the Section 1.3 of this Agreement.

“Bill of Sale” shall have the meaning as set forth in the Section 1.6 of this Agreement.

“Books and Records” shall have the meaning as set forth in the Section 1.1 of this Agreement.

“Business” means the development and commercialization of proprietary technology for shrimp farming in an enclosed, recirculating saltwater system.

“Benefit Plans” shall have the meaning as set forth in Section 3.10 of this Agreement.

“Claims and Liabilities” shall have the meaning as set forth in Section 8.1(a) of this Agreement.

“Closing” shall have the meaning as set forth in Section 1.5 of this Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Systems” shall have the meaning as set forth in Section 3.20 of this Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

A-1

“Copyright” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for liabilities secured by any encumbrance existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar contractual obligations, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the ordinary course of business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for contractual obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (h) in the nature of Guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Deed” shall have the meaning as set forth in Section 1.6 of this Agreement.

“Default” means (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and the Purchaser concurrently with the execution and delivery of this Agreement.

“Electronic Delivery” shall have the meaning as set forth in Section 11.11 of this Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act” has the meaning set forth in Section 3.5 of this Agreement.

“Exchange Act Documents” has the meaning set forth in Section 3.20 of this Agreement.

“Excluded Assets” shall have the meaning as set forth in the Section 1.2 of this Agreement.

“Excluded Contracts” shall have the meaning as set forth in the Section 1.2 of this Agreement.

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“Excluded Liabilities” shall have the meaning as set forth in the Section 1.4 of this Agreement.

“FDA” shall have the meaning as set forth in Section 3.23 of this Agreement.

“Final Date” shall have the meaning as set forth in Section 11.1 of this Agreement.

“Financing” shall have the meaning as set forth in Section 6.3 of this Agreement.

“FINRA” means The Financial Industry Regulatory Authority.

“Food Authorities” shall have the meaning as set forth in Section 3.23 of this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indemnitee” shall have the meaning as set forth in Section 8.3 of this Agreement.

“Indemnifying Party” shall have the meaning as set forth in Section 8.3 of this Agreement.

“Intellectual Property” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Intellectual Property Assets” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Intellectual Property Assignment Agreement” shall have the meaning as set forth in Section 1.6 of this Agreement.

“Inventory” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Knowledge” means the actual knowledge of the officers of a party.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

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“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liability Policies” shall have the meaning set forth in Section 3.23 of this Agreement.

“License Agreements” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Marks” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, any change or effect that either individually or in the aggregate with all such other changes or effects is materially adverse to the business, assets, properties or condition of such party and its Subsidiaries taken as a whole.

“Material Agreements” shall have the meaning as set forth in Section 3.13(a) of this Agreement.

“Material Contract Default” means a default under any Contract which would (a) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (b) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under that contract) or (c) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“NRS” means the Nevada Revised Statutes.

“NSC” shall have the meaning as set forth in Section 1.1 of this Agreement.

“NSG” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Permitted Liens” shall have the meaning as set forth in Section 3.19 of this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

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“Purchased Assets” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Purchaser” shall have the meaning as set forth in the Preamble.

“Purchaser Accounts Receivable” shall have the meaning as set forth in Section 4.15 of this Agreement.

“Purchaser Balance Sheet” shall have the meaning as set forth in Section 4.6(b) of this Agreement.

“Purchaser Common Stock” shall have the meaning as set forth in Section 2.1 of this Agreement.

“Purchaser Material Contract” shall have the meaning as set forth in Section 4.14 of this Agreement.

“Purchaser SEC Documents” shall have the meaning as set forth in Section 4.6(a) of this Agreement.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including FINRA and the SEC.

“Restricted Period” shall have the meaning as set forth in Section 6.7 of this Agreement.

“SEC” shall have the meaning as set forth in Section 4.6(a) of this Agreement.

“Securities Act” shall have the meaning as set forth in Section 3.3 of this Agreement.

“Seller” shall have the meaning as set forth in the Preamble.

“Seller Balance Sheet Date” shall have the meaning as set forth in Section 3.6(b) of this Agreement.

“Seller Financial Statements” shall have the meaning as set forth in Section 3.6(a) of this Agreement.

“Seller Material Contract” shall have the meaning as set forth in Section 3.13 of this Agreement.

“Seller Options” shall have the meaning as set forth in Section 7.10 of this Agreement.

“Seller Recommendation” shall have the meaning set forth in Section 7.7 of this Agreement.

“Seller Stockholders” shall have the meaning as set forth in Section 3.3 of this Agreement.

“Shares” shall have the meaning as set forth in Section 2.1 of this Agreement.

“Software” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Stock Power” shall have the meaning set forth in Section 1.6 of this Agreement.

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“Stockholder Approval” means the adoption of a resolution authorizing, approving and adopting the Transaction and this Agreement by the holders of at least a majority of the outstanding capital stock of the Seller entitled to vote.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tangible Personal Property” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Tax” or “Taxes” shall have the meaning as set forth in Section 3.13(c) of this Agreement.

“Tax Return” shall have the meaning as set forth in Section 3.13(c) of this Agreement.

“Technology” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Trademarks” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Trade Secrets” shall have the meaning as set forth in Section 3.16(a) of this Agreement.

“Transaction” shall have the meaning as set forth in the Recitals of this Agreement.

“Transaction Documents” means this Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transfer” shall have the meaning as set forth in Section 7.4(a) of this Agreement.

“Transfer Taxes” shall have the meaning as set forth in Section 7.3 of this Agreement.

“Update” shall have the meaning as set forth in Section 6.2 of this Agreement.

“USDA” shall have the meaning as set forth in Section 3.23 of this Agreement.

“8-K Report” shall have the meaning as set forth in Section 7.5 of this Agreement.

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EXHIBIT B

BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is dated and effective as of December ___, 2014, and is made by NaturalShrimp Holdings, Inc., a Delaware corporation (the “Seller”).

WITNESSETH:

WHEREAS, the Seller has agreed to transfer, assign and convey to Multiplayer Online Dragon, Inc. (the “Purchaser”), and the Purchaser has agreed to purchase from the Seller, the Purchased Assets, free and clear of all Liens, except for the Permitted Liens.

WHEREAS, the Seller and the Purchaser are parties to an Asset Purchase Agreement, dated as of November 26, 2014 (the "Purchase Agreement");

WHEREAS, the execution and delivery of this Agreement is contemplated by Section 1.6 of the Purchase Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the respective meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, in satisfaction of its obligations under this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged:

Section 1. The Seller has granted, bargained, conveyed, assigned, transferred, set over and delivered, and does hereby grant, exchange, convey, assign, transfer, set over and deliver, to the Purchaser all of the Seller’s right, title and interest in the Purchased Assets. The Seller hereby conveys, transfers, and assigns said properties, assets and business unto the Purchaser, its successors and assigns, to and for its and their own use forever together with all the properties, assets, rights and appurtenances thereto belonging or in any way incident or appertaining thereto.

Section 2. The Seller represents and warrants that it has the right and title to convey, transfer and assign the Purchased Assets, and the Purchased Assets are free from all Liens, except Permitted Liens.

Section 3. Nothing contained in this Bill of Sale shall be construed as an attempt hereby to assign any contract, lease, interest in property, right of way, easement, permit, license, claim, demand or right which is not assignable or which an attempt to assign or transfer would in any way impair, or as an attempt to transfer any property in case such transfer would be invalid for any cause.

Section 4. Any Person may rely without further inquiry upon the powers and rights herein granted to the Purchaser and upon any notarization, certification, affidavit or jurat by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

Section 5. This instrument is executed by, and shall be binding upon, the Seller and Seller’s successors and assigns, for the uses and purposes above set forth and referred to and shall inure to the benefit of the Purchaser, its successors and assigns.

Section 6. This Bill of Sale shall be effective for all purposes as of the date first above written.

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Section 7. This Bill of Sale shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, excluding the choice of law rules thereof.

(Rest of page intentionally left blank – signature page follows)

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IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be duly executed on the day and year first above set forth.

NATURALSHRIMP HOLDINGS, INC., a Delaware corporation

By:

Name:	Bill G. Williams

Title:	Chief Executive Officer

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into and effective as of December ___, 2014 by and between Multiplayer Online Dragon, Inc., a Nevada corporation (the “Purchaser”) and NaturalShrimp Holdings, Inc., a Delaware corporation (the “Seller”).

WHEREAS, the Seller and the Purchaser are parties to an Asset Purchase Agreement, dated as of November 26, 2014 (the "Purchase Agreement");

WHEREAS, the execution and delivery of this Agreement is contemplated by Section 1.6 of the Purchase Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Purchase Agreement, the parties hereto hereby agree as follows:

Section 1.         Seller hereby assigns, sells and transfers (collectively, the “Assignment”) to the Purchaser all of the Seller’s legal, beneficial, and other rights, title, and interest in and to the rights under any and all agreements listed in Schedule 1.1 of the Purchase Agreement (the “Assigned Contracts”), including Seller’s goodwill in such assets.

Section 2.         The Purchaser hereby accepts the Assignment, and assumes and agrees to observe, perform, pay, and otherwise discharge when due all liabilities in connection with the Assigned Contracts (the “Assumption”). The Seller expressly does not assume, and will not be deemed to have assumed, any liabilities that are not expressly assumed pursuant to the Purchase Agreement.

Section 3.         The representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall govern the terms and conditions of this Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement will govern. Nothing contained herein will itself change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Purchase Agreement in any manner whatsoever. This Agreement does not create or establish rights, liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement.

Section 4.         This Agreement shall be governed by the internal laws and judicial decisions of the State of Delaware, without regard to principles of conflicts of laws.

(Rest of page intentionally left blank – signature page follows)

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

NATURALSHRIMP HOLDINGS, INC., a Delaware corporation

By:
Name: Bill G. Williams
Title: Chief Executive Officer

MULTIPLAYER ONLINE DRAGON, INC. a Nevada corporation

By:
Name: William Delgado
Title: President

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EXHIBIT D

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT ("IP Assignment"), dated as of December __, 2014, is made by NaturalShrimp Holdings, Inc., Delaware corporation (the “Seller”), in favor of Multiplayer Online Dragon, Inc. (the "Purchaser"), the purchaser of certain assets of the Seller pursuant to an Asset Purchase Agreement, dated November 26, 2014, by and between the Purchaser and the Seller (the "Asset Purchase Agreement").

WHEREAS, under the terms of the Asset Purchase Agreement, the Seller has conveyed, transferred and assigned to the Purchaser, among other assets, certain intellectual property of the Seller, and has agreed to execute and deliver this IP Assignment, for recording with governmental authorities including, but not limited to, the US Patent and Trademark Office and the US Copyright Office;

NOW THEREFORE, the Seller agrees as follows:

1.          Assignment. In consideration for the execution of the Asset Purchase Agreement, the payment of the consideration stipulated in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Seller hereby irrevocably conveys, transfers and assigns to the Purchaser all of the Seller’s right, title and interest in and to the following (the "Assigned IP"):

a.           the patents and patent applications set forth in Schedule 1 hereto and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals thereof (the "Patents");

b.           the trademark registrations and applications set forth in Schedule 2 hereto, together with the goodwill connected with the use of and symbolized thereby and all issuances, extensions and renewals thereof (the "Trademarks”);

c.           the copyright registrations, applications for registration and exclusive copyright licenses set forth in Schedule 3 hereto and all issuances, extensions and renewals thereof (the "Copyrights");

d.           all rights of any kind whatsoever of the Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

e.           any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

f.            any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.          Recordation and Further Actions. The Seller authorizes the Commissioner for Patents, the Commissioner for Trademarks and the Register of Copyrights and any other governmental officials to record and register this IP Assignment upon request by the Purchaser. The Seller shall take such steps and actions following the date hereof, including the execution of any documents, files, registrations, or other similar items, to ensure that the Assigned IP is properly assigned to the Purchaser, or any assignee or successor thereto.

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3.          Terms of the Asset Purchase Agreement. The terms of the Asset Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned IP are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

4.          Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

5.          Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.          Governing Law. This IP Assignment and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(Rest of page intentionally left blank – Signature page follows)

D-2

IN WITNESS WHEREOF, the Seller has duly executed and delivered this IP Assignment as of the date first above written.

NATURALSHRIMP HOLDINGS, INC., a Delaware corporation

By:

Name:	Bill G. Williams

Title:	Chief Executive Officer

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Schedule 1

Assigned Patents and Patent Applications

[To be completed by the Seller]

Schedule 2

Assigned Trademark Registrations and Trademark Applications

[To be completed by the Seller]

Schedule 3

ASSIGNED COPYRIGHT REGISTRATIONS

[To be completed by the Seller]

EXHIBIT E

FORM OF GENERAL WARRANTY DEED

E-1

EXHIBIT F

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer unto Multiplayer Online Dragon, Inc., a Nevada corporation ________ (_____) shares of Common Stock of _________ (the “Company”), standing in the name of the undersigned on the books of the Company represented by Certificate No. ____ herewith, and does hereby irrevocably constitute and appoint _____________________________________, as its attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: ______________, 2014	NaturalShrimp Holdings, Inc.

By:
Name:
Title:

STATE OF ___________	)
) ss.
Country of ___________	)

The foregoing instrument was acknowledged before me this ___ day of ____________________, 2014 by _______________.

Notary Public

My Commission Expires:

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EXHIBIT G

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of __________, 2014, is made by and between Multiplayer Online Dragon, Inc. a Nevada corporation (the “Company”), and the undersigned, who is either a director or an officer (or both) of the Company (the “Indemnitee”), with this Agreement to be deemed effective as of the date that the Indemnitee first assumed either such capacity at the Company.

RECITALS

A.           The Company is aware that competent and experienced persons are reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to the exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B.           The Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers or directors of the Company, it is necessary for the Company contractually to indemnify certain of such persons and to assume for itself maximum liability for expenses and damages in connection with claims against such persons in connection with their service to the Company;

C.           Section 7502 of Chapter 78 of the Nevada Revised Statutes, under which the Company is organized (“Section 7502”), empowers the Company to indemnify by agreement its present and former officers and directors and persons who serve, at the request of the Company, as directors or officers of other corporations, partnerships, joint ventures, trusts, or other enterprises and expressly provides that the indemnification provided by Section 7502 is not exclusive; and

D.           The Company desires and has requested the Indemnitee to serve or continue to serve as a director or an officer of the Company free from undue concern for claims for damages arising out of or related to such services to the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions

1.1           Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director or an officer of the Company or a subsidiary of the Company; or is or was serving at the request of the Company or a subsidiary of the Company as a director or an officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or an affiliate of the Company. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates, and predecessor corporations.

1.2           Company. For purposes of this Agreement, the “Company” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or an officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or an officer of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Agreement with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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1.3           Expenses. For the purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 7502 or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

1.4           Fines. For purposes of this Agreement, references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan.

1.5           Liabilities. For purposes of this Agreement, “liabilities” means judgments, fines, ERISA execute taxes or penalties, and amounts paid in settlement in connection with a proceeding.

1.6           Other Enterprises. For purposes of this Agreement, “other enterprises” includes employee benefit plans.

1.7           Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative, or investigative.

1.8           Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries, or by one or more of the Company’s subsidiaries.

1.9           Serving at the Request of the Company. For purposes of this Agreement, “serving at the request of the Company” includes any service as a director or an officer of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

2.            Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of his ability, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the charter documents of the Company or any subsidiary of the Company; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company and any subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position.

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3.            Directors’ and Officers’ Insurance. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance (“D&O Insurance”), on such terms and conditions as may be approved by the Board.

4.            Mandatory Indemnification. Subject to Section 9 below, the Company hereby agrees to hold harmless and indemnify the Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

4.1           Third-Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (except an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities of any type whatsoever incurred by the Indemnitee in connection with such proceeding if (a) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, or (b) the Indemnitee, if a director or an officer of the Company, did not act or fail to act in a manner that constituted a breach of the Indemnitee’s fiduciary duties as a director or an officer or such Indemnitee’s breach of those duties did not involve intentional misconduct, fraud, or a knowing violation of law; and

4.2           Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities incurred by the Indemnitee in connection with such proceeding if (a) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, or (b) the Indemnitee, if a director or an officer of the Company, did not act or fail to act in a manner that constituted a breach of the Indemnitee’s fiduciary duties as a director or an officer or such Indemnitee breach of those duties involved intentional misconduct, fraud, or a knowing violation of law; except that no indemnification under this subsection shall be made in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged by a court of competent jurisdiction, after the exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such proceeding was brought or another court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the Indemnitee is fairly and reasonable entitled to indemnity for such expenses as the court deems proper; and

4.3           Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such have been paid to the Indemnitee by D&O Insurance.

4.4           Indemnification for Expenses as a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the Indemnitee’s status as an agent of the Company, a witness, or is made (or asked) to respond to discovery requests, in any proceeding to which Indemnitee is not a party, the Indemnitee shall be indemnified against all expenses and liabilities of any type whatsoever actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

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5.             Partial Indemnification and Contribution.

5.1           Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever incurred by the Indemnitee in connection with a proceeding but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

5.2           Contribution. If the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason other than the statutory limitations set forth in the Nevada General Corporation Law, then in respect of proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of expenses and liabilities paid or payable by the Indemnitee in such proportion as is appropriate to reflect (a) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose and (b) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events that resulted in such expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines, or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

6.             Mandatory Advancement of Expenses.

6.1           Advancement. Subject to Section 9 below, the Company shall pay as incurred and in advance of the final disposition of a civil or criminal proceeding all expenses incurred by the Indemnitee in connection with defending any such proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by the Indemnitee in any such capacity. The Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately by determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Articles of Incorporation or Bylaws of the Company, the Nevada General Corporation Law, or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

6.2           Exception. Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to advance any expenses to the Indemnitee arising from a lawsuit filed directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee’s request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed in the manner set forth in Section 8.5 hereof, with all references therein to “indemnification” being deemed to refer to “advancement of expenses,” and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this Section 6.2 as to a given lawsuit if, at any time after the occurrence of the activities or omissions that are the primary focus of the lawsuit, the Company has undergone a change in control. For this purpose, a “change in control” shall mean a given person of group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least twenty (20) percentage points without advance Board approval.

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7.            Notice and Other Indemnification Procedures.

7.1           Notification. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

7.2           Insurance. If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

7.3           Defense. In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (a) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in any such proceeding at the Indemnitee’s expense; (b) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice, and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8.            Determination of Right to Indemnification.

8.1           Success on Merits. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue, or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, or appeal of such proceeding, or such claim, issue, or matter, as the case may be.

8.2           Proof by Company. In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in Section 8.4 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

8.3           Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere its equivalent, does not, of itself, create a presumption that a person (a) did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, (b) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person’s conduct was unlawful, or (c) the person’s act or failure to act constituted a breach of the person’s fiduciary duties as a director or an officer or the person’s breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

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8.4           Applicable Forums. The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following, except that the Indemnitee can select a forum consisting of the only with the approval of the Company and, if the Indemnitee is a director or an officer at the time of such determination, the determination shall be made in accordance with (a), (b), (c) or (d) below at the election of the Company:

(a)          A majority vote of the directors who are not parties to the proceeding for which indemnification is being sought even though less than a quorum;

(b)          By a committee of directors who are not parties to the proceeding for which indemnification is being sought designated by a majority vote of such directors, even though less than a quorum;

(c)          If there are no directors who are not parties to the proceeding for which indemnification is sought, or if such directors so direct, by independent legal counsel in a written opinion;

(d)          The stockholders of the Company;

(e)          A panel of three (3) arbitrators, one (1) of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two (2) arbitrators so selected; or

(f)          A court having jurisdiction of subject matter and the parties.

8.5           Submission. As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.4 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

8.6           Appeals. If the forum selected in accordance with Section 8.4 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to a court of Delaware, the court in which the proceeding giving rise to the Indemnitee’s claim for indemnification is or was pending, or any other court of competent jurisdiction, for the purpose of appealing the decision of such forum, provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.4 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

8.7           Expenses for Interpretation. Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

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9.          Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement in the following circumstances:

9.1           Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of expenses arising under this Agreement, the charter documents of the Company or any subsidiary, or any statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

9.2           Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

9.3           Securities Law Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law; or

9.4           Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the mater shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

10.         Non-Exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights that the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying the Indemnitee’s position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of the Indemnitee.

11.         General Provisions.

11.1         Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

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11.2         Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, then: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that are not themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable and to give effect to Section 11.1 hereof.

11.3         Modification and Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.4         Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

11.5         Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

11.6         Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or an officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

11.7         Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) delivered by hand and receipted for by the party addressee, or (b) mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

11.8         Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

11.9         Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

11.10         Attorneys’ Fees. In the event Indemnitee is required to bring any action to enforce rights under this Agreement (including, without limitation, the expenses of any proceeding described in Section 4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

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IN WITNESS WHEREOF, the parties hereto have entered into this Indemnification Agreement effective as of the date first written above.

THE COMPANY:

MULTIPLAYER ONLINE DRAGON, INC.

By:

Name:

Title:

INDEMNITEE:

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